Exhibit 99.1

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	March 31,	June 30,
	2010	2010	2009
	(In thousands, except share and per share amounts)
ASSETS
Cash and cash equivalents	$42,963	$36,289	$41,846
Due from broker	27,489	5,021	3,621
Restricted cash and cash equivalents	10,456	29,451	27,201
Investments at fair value, including $293,293, $285,799 and $309,278 pledged	319,717	313,230	318,310
Other investments	1,412	1,345	4,780
Derivative assets	29	26	61
Loans held for sale	109	517	9,363
Loans held for investment	281,582	276,609	309,021
Allowance for loan losses	(13,055)	(12,764)	(28,589)
Loans held for investment, net of allowance for loan losses	268,527	263,845	280,432
Investment advisory fee receivables	1,226	1,154	2,009
Interest receivable	3,786	3,208	3,287
Other receivable	4,502	28,426	1,264
Prepaid and other assets	7,851	8,220	8,410
Equipment and improvements, net	1,857	2,368	8,498
Intangible assets, net	29,398	19,781	25,558
Goodwill	10,410	—	—
Assets held in Consolidated Investment Products:
Due from broker	22,252	10,746	—
Restricted cash and cash equivalents	141,746	160,392	—
Investments at fair value	3,781,592	2,199,578	—
Derivative assets	27	25	—
Interest receivable	13,627	10,111	—
Other receivable	2,726	2,496	—
Total assets held in Consolidated Investment Products	3,961,970	2,383,348	—
TOTAL ASSETS	$4,691,702	$3,096,229	$734,640

LIABILITIES
Repurchase agreements	$282,246	$277,623	$294,470
Due to broker	38,343	16,904	1,800
Derivative liabilities	10,381	236	953
Redemptions payable	—	9,145	—
Interest payable	922	647	1,661
Accrued and other liabilities	16,276	4,276	4,210
Long term debt	354,593	410,524	427,530
Liabilities held in Consolidated Investment Products:
Due to broker	48,979	59,328	—
Derivative liabilities	5,709	10,472	—
Interest payable	5,673	3,451	—
Long term debt	3,494,410	2,069,394	—
Total liabilities held in Consolidated Investment Products	3,554,771	2,142,645	—
TOTAL LIABILITIES	4,257,532	2,862,000	730,624

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; 14,999,992 shares issued and zero outstanding	—	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 11,000,812, 6,455,357 and 6,455,466 shares issued and 11,000,812, 6,455,357 and 6,454,924 shares outstanding	11	6	6
Additional paid-in capital	886,890	867,095	866,534
Accumulated other comprehensive loss	(110)	(110)	(49)
Accumulated deficit	(859,435)	(877,292)	(879,648)
Appropriated retained earnings of Consolidated Investment Products	401,722	235,455	—
Noncontrolling interest in consolidated entity	5,092	9,075	17,173
TOTAL STOCKHOLDERS’ EQUITY	434,170	234,229	4,016

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,691,702	$3,096,229	$734,640

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